Eastman Announces Fourth-Quarter and Full-Year 2012 Financial Results

KINGSPORT, Tenn., Jan. 31, 2013 - Eastman Chemical Company (NYSE:EMN) today announced earnings from continuing operations, excluding the items described in the “Non-GAAP Items and Pro Forma Combined Results” section and Tables 3 and 4, of $1.19 per diluted share for fourth quarter 2012 versus $0.78 per diluted share for fourth quarter 2011. Reported results from continuing operations were a loss of $0.35 per diluted share in fourth quarter 2012 and earnings of $0.09 per diluted share in fourth quarter 2011.

“Eastman delivered another year of consistently strong earnings, with fourth-quarter results providing an outstanding way to end 2012,” said Jim Rogers, Chairman and CEO. “This high level of performance was driven by our market-leading businesses and the significant strategic actions we have taken to improve our portfolio. We are well positioned for continued growth in 2013 and beyond, supported by strong cash generation.”

(In millions, except per share amounts)	4Q12	4Q11	FY12	FY11
Sales revenue	$2,169	$1,723	$8,102	$7,178

Pro forma combined sales revenue*	$2,169	$2,250	$9,120	$9,275

Earnings (loss) per diluted share from continuing operations	$(0.35)	$0.09	$2.92	$4.24

Earnings per diluted share from continuing operations excluding MTM pension and OPEB losses and gains, Solutia acquisition-related costs, and asset impairments and restructuring charges and gains**	$1.19	$0.78	$5.38	$4.81

Net cash provided by operating activities	$440	$352	$1,128	$625
*See “Non-GAAP Items and Pro Forma Combined Results” below and Table 2.
**For reconciliation to reported company and segment earnings, see Tables 3 and 4.

Corporate 4Q 2012 versus 4Q 2011

Sales revenue for fourth quarter 2012 was $2.2 billion, a 26 percent increase compared with fourth quarter 2011. Fourth quarter 2012 included sales revenue from the acquired Solutia businesses. Pro forma combined sales revenue declined 4 percent due primarily to lower selling prices. The lower selling prices were primarily due to lower raw material and energy costs.

Operating results in fourth quarter 2012 were a loss of $44 million compared to operating earnings of $19 million in fourth quarter 2011.  Excluding mark-to-market pension and other post-retirement benefits (MTM) losses in both periods and asset impairments and restructuring charges and Solutia acquisition-related costs in fourth quarter 2012, operating earnings were $326 million in fourth quarter 2012 and $178 million in fourth quarter 2011. Fourth quarter 2012 included operating earnings from the acquired Solutia businesses. Pro forma combined operating earnings, excluding MTM losses, asset impairments and restructuring charges, and Solutia acquisition-related costs, were $326 million in fourth quarter 2012 compared with $255 million in fourth quarter 2011. Pro forma combined operating earnings increased primarily due to lower raw material and energy costs more than offsetting lower selling prices. Operating results and pro forma combined operating earnings included the “Other” operating losses detailed in Table 3.

Segment Results 4Q 2012 versus 4Q 2011

Additives & Functional Products - Fourth quarter 2012 included sales revenue and operating earnings from the acquired Solutia rubber materials product lines. Pro forma combined sales revenue declined due to lower selling prices in solvents product lines in response to lower raw material and energy costs and lower selling prices in rubber materials anti-degradant product lines attributed to competitive conditions in a relatively weak tire market, primarily in Europe. Excluding fourth-quarter 2012 asset impairments and restructuring charges and additional costs of acquired Solutia inventories, pro forma combined operating earnings increased to $89 million in fourth quarter 2012 compared with $68 million in fourth quarter 2011. The increase was primarily due to lower raw material and energy costs partially offset by lower selling prices, primarily in solvents product lines.

Adhesives & Plasticizers - Sales revenue increased due to higher sales volume attributed to the continued substitution of phthalate plasticizers with non-phthalate plasticizers. Excluding fourth-quarter 2012 asset impairments and restructuring charges, operating earnings in fourth quarter 2012 increased to $52 million compared with $49 million in fourth quarter 2011 primarily due to lower raw material and energy costs and higher sales volume, which more than offset lower selling prices.

Advanced Materials - Fourth quarter 2012 included sales revenue and operating earnings from the acquired Solutia PVB sheet and resins and performance films product lines.  The pro forma combined sales revenue decrease was attributed primarily to weakened demand in specialty copolyester end markets, particularly durable goods and consumables.  Excluding fourth-quarter 2012 asset impairments and restructuring charges and additional costs of acquired Solutia inventories, pro forma combined operating earnings declined to $29 million in fourth quarter 2012 compared with $37 million in fourth quarter 2011.  The decline in operating earnings was due to lower capacity utilization, which was primarily the result of efforts to reduce inventory in PVB sheet and specialty materials product lines and weakened demand for specialty copolyester product lines.

Fibers - Sales revenue was unchanged as higher selling prices in response to higher raw material and energy costs, particularly for wood pulp, were offset by lower sales volume for the acetate yarn product line attributed to weakened demand in the apparel market. Excluding asset impairments and restructuring charges in 2012, operating earnings increased to $93 million in fourth quarter 2012 compared with $84 million in fourth quarter 2011 due to higher selling prices.

Specialty Fluids & Intermediates - Fourth quarter 2012 included sales revenue and operating earnings from the acquired Solutia specialty fluids product lines. Pro forma combined sales revenue declined primarily due to lower selling prices for intermediates product lines in response to lower raw material and energy costs and lower sales volume due primarily to maintenance at a Longview, Texas, olefins cracking unit. Excluding fourth-quarter 2012 asset impairments and restructuring charges, pro forma combined operating earnings increased to $93 million in fourth quarter 2012 compared with $47 million in fourth quarter 2011. The increase was primarily due to lower raw material and energy costs, which more than offset lower selling prices.

Corporate FY 2012 versus FY 2011

Earnings from continuing operations, excluding the items described in the “Non-GAAP Items and Pro Forma Combined Results” section and Tables 3 and 4, were $5.38 per diluted share for full year 2012 versus $4.81 per diluted share for full year 2011. Reported earnings from continuing operations were $2.92 per diluted share in full year 2012 and $4.24 per diluted share in full year 2011.

Eastman's full-year 2012 sales revenue was $8.1 billion, an increase of 13 percent year over year. Full year 2012 included sales revenue from the acquired Solutia businesses. Pro forma combined sales revenue declined 2 percent.

Operating earnings for full year 2012 were $800 million compared to $937 million for full year 2011.  Excluding MTM losses and asset impairments and restructuring charges and gains for both periods, and Solutia acquisition-related costs for 2012, operating earnings were $1.3 billion for full year 2012 and $1.1 billion for full year 2011. Full year 2012 included operating earnings from the acquired Solutia businesses. Pro forma combined operating earnings, excluding MTM losses and asset impairments and restructuring charges and gains for both periods and Solutia acquisition-related costs for 2012, were $1.5 billion for full year 2012 compared with $1.4 billion for full year 2011. Operating earnings and pro forma combined operating earnings included the “Other” operating losses detailed in Table 3.

Segment Results FY 2012 versus FY 2011

Additives & Functional Products - Full year 2012 included sales revenue and operating earnings from the acquired Solutia rubber materials product lines. Pro forma combined sales revenue declined due to lower selling prices in solvents product lines in response to lower raw material and energy costs and lower selling prices in rubber materials anti-degradant product lines attributed to competitive conditions in a relatively weak tire market, primarily in Europe. Excluding full-year 2012 additional costs of acquired Solutia inventories and asset impairments and restructuring charges, pro forma combined operating earnings increased to $395 million in full year 2012 compared with $365 million in full year 2011. The increase was primarily due to lower raw material and energy costs partially offset by lower selling prices, particularly in solvents product lines, and higher operating costs including labor and maintenance.

Adhesives & Plasticizers - Sales revenue increased due to higher sales volume attributed to the continued substitution of phthalate plasticizers with non-phthalate plasticizers. Excluding full-year 2012 asset impairments and restructuring charges, operating earnings for full year 2012 increased to $263 million compared with $250 million for full year 2011. The increase was primarily due to higher sales volume, partially offset by higher operating costs including labor and maintenance and costs associated with the startup of non-phthalate plasticizers manufacturing assets at the Texas City, Texas, facility.

Advanced Materials - Full year 2012 included sales revenue and operating earnings from the acquired Solutia PVB sheet and resins and performance films product lines.  The pro forma combined sales revenue decrease was attributed primarily to weakened demand in PVB sheet end markets, particularly the transportation market in Europe, and specialty copolyester end markets, particularly durable goods and consumables, partially offset by increased sales revenue in performance films.  Full-year 2012 operating earnings included additional costs of acquired Solutia inventories and asset impairments and restructuring charges.  Excluding these costs and charges, pro forma combined operating earnings for full year 2012 declined to $210 million compared with $251 million for full year 2011.  The decline in operating earnings was due to lower capacity utilization, which was primarily the result of weakened demand in PVB sheet and specialty materials end markets, efforts to reduce inventory in specialty materials and PVB sheet and resins product lines, and additional costs related to capacity expansions.

Fibers - Sales revenue increased as higher selling prices in response to higher raw material and energy costs, particularly for wood pulp, were partially offset by lower sales volume for the acetate yarn product line attributed to weakened demand in the apparel market. Excluding asset impairments and restructuring charges in 2012, operating earnings increased to $388 million in full year 2012 compared with $365 million in full year 2011 due to higher selling prices which more than offset higher raw material and energy costs and higher operating costs including labor and maintenance.

Specialty Fluids & Intermediates - Full year 2012 included sales revenue and operating earnings from the acquired Solutia specialty fluids product lines. Pro forma combined sales revenue declined due to lower selling prices in intermediates product lines in response to lower raw material and energy costs.  Excluding full-year 2012 additional costs of acquired Solutia inventories and asset impairments and restructuring charges in both periods, pro forma combined operating earnings increased to $359 million in full-year 2012 compared with $278 million in full year 2011. The increase was primarily due to lower raw material and energy costs which more than offset lower selling prices and higher operating costs including labor and maintenance.

Cash Flow

Eastman generated $1.1 billion in cash from operating activities in 2012. The company contributed approximately $125 million to its U.S. defined benefit pension plans. The company generated strong free cash flow, defined as cash from operating activities minus capital expenditures and dividends, of $471 million in 2012, which included the accelerated payment of the fourth-quarter dividend in December of $45 million. In addition, during the second half of 2012 the company repaid $250 million of the $1.2 billion Solutia acquisition term loan. See Table 5B for reconciliation of cash provided by operating activities to free cash flow.

Outlook

Commenting on the outlook for full year 2013, Rogers said:  “With our world-class technology platforms and leading positions in attractive end markets, we are well positioned to generate strong earnings growth in 2013. We expect the continued integration of Solutia, capacity expansions serving customers in growing end-markets, and the increased benefit of producing versus purchasing olefins will positively impact results. However, there continues to be global economic uncertainty, particularly the timing of a recovery in Europe. Taking all these factors into consideration, we are increasing our expectation for 2013 earnings per share from continuing operations to between $6.30 and $6.40.”  Solutia integration costs, any asset impairments and restructuring charges, and mark-to-market pension and OPEB gains or losses are excluded from the earnings per share projection.

Non-GAAP Items and Pro Forma Combined Results

Solutia Acquisition -- On July 2, 2012, the company completed the acquisition of Solutia Inc. This news release includes a comparison of fourth-quarter and full-year 2012 and 2011 results on a pro forma combined basis assuming the acquisition of Solutia on January 1, 2011. For other selected pro forma combined information, see the company's Current Report on Form 8-K furnished with the Securities and Exchange Commission on October 15, 2012 and Tables 2 and 3.

As required by purchase accounting, the acquired Solutia inventories were marked to fair value. These inventories were subsequently sold resulting in a $79 million increase in cost of sales ($4 million in fourth quarter and $79 million for the full year), net of the LIFO impact of these inventories. Fourth-quarter and full-year 2012 results of operations also included $7 million and $69 million, respectively, of Solutia transaction, integration, and financing costs and $4 million and $32 million, respectively, of Solutia-related restructuring charges on a pro forma combined basis. These restructuring charges were primarily for severance associated with the acquisition and integration of Solutia.

MTM Pension and OPEB Losses and Gain - As previously reported, in 2012 Eastman changed its method of accounting for actuarial gains and losses for its pension and other postretirement benefits plans so that these gains and losses are measured annually and recognized as a MTM adjustment during the fourth quarter of each year. In addition, any interim remeasurements triggered by certain plan actions or changes are recognized as a MTM adjustment in the quarter in which such remeasurement occurs. This new accounting method has been applied retrospectively to all periods. During fourth quarter 2012, Eastman recognized a pre-tax MTM loss of $276 million, compared with a $224 million loss in fourth quarter 2011 on a pro forma combined basis. At December 31, 2012, the Company's weighted-average assumed discount rate was 3.84 percent, down significantly from the prior year, resulting in an actuarial loss of approximately $380 million. Partially offsetting the impact of the lower discount rate was an increase in pension asset value of approximately $105 million due to asset values appreciating in excess of the assumed weighted-average rate of return of 7.27 percent. In addition, in first quarter 2011 the Company recognized a $15 million MTM gain due to the interim remeasurement of the OPEB plan obligation.

Other Asset Impairments and Restructuring Charges -- During fourth quarter and full year, the Company also recognized other asset impairments and restructuring charges of $79 million and $93 million, respectively, on a pro forma combined basis. These charges were primarily for costs to shut down plant sites (including the fourth quarter termination of the operating agreement at the newly acquired Sao Jose dos Campos, Brazil, Solutia site), costs resulting from a strategy change for the Perennial WoodTM developing business initiative (including losses on take-or-pay contracts with third parties and reserves for inventory costs in excess of recoverable value), costs of discontinuance of an environmental project, and, in full-year an impairment charge on land retained from the industrial gasification project.

For reconciliation of Non-GAAP to GAAP financial measures, see Tables 3 and 4.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for future economic, business, and competitive conditions, the financial impact of recent capacity additions and acquisitions, raw material and energy costs, and earnings for full year 2013. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for third quarter 2012 available, and the Form 10-K to be filed for 2012 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Eastman will host a conference call with industry analysts on February 1, 2013 at 8:00 a.m. Eastern Time. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Presentations. To listen via telephone, the dial-in number is (913) 312-1295, passcode number 6467816. A web and telephone replay will be available continuously from 11:00 a.m. Eastern Time, February 1, to 11:00 a.m. Eastern Time, February 15, 2013, at (888) 203-1112 or (719) 457-0820, passcode 6467816.

Eastman is a global specialty chemicals company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction, and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2012 pro forma combined revenues, giving effect to the Solutia acquisition, of approximately $9 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 13,500 people around the world. For more information, visit www.eastman.com.

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Contacts:

Media:  Tracy Kilgore Broadwater
423-224-0498 / tkbroadwater@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
January 31, 2013

For use in the Eastman Chemical Company Conference Call
at 8:00 AM (EDT), February 1, 2013.

On July 2, 2012, the Company completed its acquisition of Solutia Inc. ("Solutia"), a global leader in performance materials and specialty chemicals.  In the acquisition, each outstanding share of Solutia common stock was cancelled and converted automatically into the right to receive $22.00 in cash and 0.12 shares of Eastman common stock.  In total, 14.7 million shares of Eastman common stock were issued in the transaction.  The fair value of total consideration transferred was approximately $4.8 billion, consisting of cash of $2.6 billion, net of cash acquired; equity in the form of Eastman stock of approximately $700 million; and the assumption and subsequent repayment of Solutia's debt at fair value of approximately $1.5 billion. Beginning with third quarter 2012, the Company's consolidated results of operations include results of Solutia. For selected pro forma combined segment information, see the Company's Current Report on Form 8-K furnished with the Securities and Exchange Commission on October 15, 2012 and Tables 2 and 3.

In first quarter 2012, Eastman elected to change its method of accounting for actuarial gains and losses for its pension and other postretirement benefit ("OPEB") plans to a more preferable method permitted under GAAP.  The new method recognizes actuarial gains and losses in the Company's operating results in the year in which the gains and losses occur rather than amortizing them over future periods.  Under the new method of accounting, these gains and losses are measured annually at December 31 and recorded as a mark-to-market ("MTM") adjustment during the fourth quarter of each year.  Any interim remeasurements triggered by a curtailment, settlement, or significant plan changes will be recognized as an MTM adjustment in the quarter in which such remeasurement event occurs.  The new method has been retrospectively applied to financial results of all periods presented.

Table 1 – Statements of Earnings (Loss)

	Fourth Quarter		Twelve Months
(Dollars in millions, except per share amounts; unaudited)	2012	2011	2012	2011
Sales	$2,169	$1,723	$8,102	$7,178
Cost of sales(1)	1,844	1,519	6,340	5,609
Gross profit	325	204	1,762	1,569
Selling, general and administrative expenses(1)	224	141	644	481
Research and development expenses(1)	62	44	198	159
Asset impairments and restructuring charges (gains), net	83	—	120	(8)
Operating earnings (loss)	(44)	19	800	937
Net interest expense	48	19	143	76
Other charges (income), net	(6)	(5)	8	(20)
Earnings (loss) from continuing operations before income taxes	(86)	5	649	881
Provision (benefit) for income taxes from continuing operations	(34)	(7)	206	274
Earnings (loss) from continuing operations	(52)	12	443	607
Earnings from discontinued operations, net of tax	—	—	—	9
Gain from disposal of discontinued operations, net of tax	—	—	1	31
Net earnings (loss)	(52)	12	444	647
Less: net income attributable to noncontrolling interest	2	—	7	1
Net earnings (loss) attributable to Eastman	$(54)	$12	$437	$646
Amounts attributable to Eastman stockholders:
Earnings (loss) from continuing operations, net of tax	$(54)	$12	$436	$606
Earnings from discontinued operations, net of tax	—	—	1	40
Net earnings (loss) attributable to Eastman stockholders	$(54)	$12	$437	$646
Basic earnings per share attributable to Eastman
Earnings (loss) from continuing operations	$(0.35)	$0.09	$2.99	$4.34
Earnings from discontinued operations	—	—	0.01	0.29
Basic earnings (loss) per share attributable to Eastman	$(0.35)	$0.09	$3.00	$4.63
Diluted earnings per share attributable to Eastman
Earnings (loss) from continuing operations	$(0.35)	$0.09	$2.92	$4.24
Earnings from discontinued operations	—	—	0.01	0.28
Diluted earnings (loss) per share attributable to Eastman	$(0.35)	$0.09	$2.93	$4.52

Shares (in millions) outstanding at end of period	153.9	137.0	153.9	137.0
Shares (in millions) used for earnings per share calculation
Basic	153.6	136.9	145.5	139.7
Diluted	153.6	140.1	149.1	143.1

(1)
Fourth quarter and twelve months 2012 included mark-to-market pension and other post-retirement benefits (MTM) losses of $276 million in both periods. Fourth quarter and twelve months 2011 included MTM losses of $159 million in both periods. Twelve months 2011 also included MTM gain of $15 million due to the interim remeasurement of the OPEB plan obligation, triggered by the exit of employees associated with the sale of the PET business.

Table 2A – Segment Sales Information

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Sales by Segment
Additives & Functional Products	$384	$245	$1,332	$1,067
Adhesives & Plasticizers	338	321	1,432	1,381
Advanced Materials	528	277	1,694	1,195
Fibers	325	324	1,315	1,279
Specialty Fluids & Intermediates	590	556	2,318	2,256
Total Sales by Segment	2,165	1,723	8,091	7,178
Other	4	—	11	—
Total Eastman Chemical Company	$2,169	$1,723	$8,102	$7,178

Table 2B – Segment Sales Information (Eastman and Solutia Pro Forma Combined)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Sales by Segment
Additives & Functional Products	$384	$399	$1,613	$1,677
Adhesives & Plasticizers	338	321	1,432	1,381
Advanced Materials	528	549	2,254	2,313
Fibers	325	324	1,315	1,279
Specialty Fluids & Intermediates	590	641	2,473	2,548
Total Sales by Segment	2,165	2,234	9,087	9,198
Other	4	16	33	77
Total Eastman Chemical Company	$2,169	$2,250	$9,120	$9,275

Table 2C – Sales Revenue Change

	Fourth Quarter 2012 Compared to Fourth Quarter 2011
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	57%	61%	(4)%	—%
Adhesives & Plasticizers	5%	8%	(2)%	(1)%
Advanced Materials	91%	92%	(1)%	—%
Fibers	—%	(4)%	4%	—%
Specialty Fluids & Intermediates	6%	12%	(6)%	—%

Total Eastman Chemical Company	26%	29%	(3)%	—%

	Twelve Months 2012 Compared to Twelve Months 2011
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	25%	29%	(4)%	—%
Adhesives & Plasticizers	4%	5%	—%	(1)%
Advanced Materials	42%	40%	2%	—%
Fibers	3%	(2)%	5%	—%
Specialty Fluids & Intermediates	3%	7%	(4)%	—%

Total Eastman Chemical Company	13%	14%	(1)%	—%

Table 2D – Sales Revenue Change (Eastman and Solutia Pro Forma Combined)

	Fourth Quarter 2012 Compared to Fourth Quarter 2011
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	(4)%	1%	(4)%	(1)%
Adhesives & Plasticizers	5%	8%	(2)%	(1)%
Advanced Materials	(4)%	(2)%	(1)%	(1)%
Fibers	—%	(4)%	4%	—%
Specialty Fluids & Intermediates	(8)%	(4)%	(4)%	—%

Total Eastman Chemical Company	(4)%	(1)%	(2)%	(1)%

	Twelve Months 2012 Compared to Twelve Months 2011
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	(4)%	—%	(3)%	(1)%
Adhesives & Plasticizers	4%	5%	—%	(1)%
Advanced Materials	(3)%	(2)%	1%	(2)%
Fibers	3%	(2)%	5%	—%
Specialty Fluids & Intermediates	(3)%	—%	(3)%	—%

Total Eastman Chemical Company	(2)%	—%	(1)%	(1)%

Table 2E – Sales by Region

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Sales by Region
United States and Canada	$969	$924	$3,995	$3,824
Asia Pacific	618	417	2,088	1,681
Europe, Middle East, and Africa	462	304	1,605	1,352
Latin America	120	78	414	321
Total Eastman Chemical Company	$2,169	$1,723	$8,102	$7,178

Table 2F – Sales by Region (Eastman and Solutia Pro Forma Combined)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Sales by Region
United States and Canada	$969	$1,050	$4,264	$4,364
Asia Pacific	618	582	2,396	2,315
Europe, Middle East, and Africa	462	500	1,968	2,119
Latin America	120	118	492	477
Total Eastman Chemical Company	$2,169	$2,250	$9,120	$9,275

Table 3A - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Operating Earnings by Segment and Item
Additives & Functional Products
Operating earnings	$70	$33	$285	$215
Additional costs of acquired Solutia inventories (1)	2	—	21	—
Asset impairments and restructuring charges(2)(3)	17	—	17	—
Excluding items	89	33	323	215
Adhesives & Plasticizers
Operating earnings	49	49	260	250
Asset impairments and restructuring charges(2)	3	—	3	—
Excluding item	52	49	263	250
Advanced Materials
Operating earnings	(2)	14	84	125
Additional costs of acquired Solutia inventories (1)	2	—	41	—
Asset impairments and restructuring charges(2)(3)	29	—	29	—
Excluding items	29	14	154	125
Fibers
Operating earnings	90	84	385	365
Asset impairments and restructuring charges(2)	3	—	3	—
Excluding item	93	84	388	365
Specialty Fluids & Intermediates
Operating earnings	84	25	288	204
Additional costs of acquired Solutia inventories (1)	—	—	17	—
Asset impairments and restructuring charges (2)(3)(4)	9	—	9	7
Excluding items	93	25	314	211
Total Operating Earnings by Segment
Operating earnings	291	205	1,302	1,159
Additional costs of acquired Solutia inventories	4	—	79	—
Asset impairments and restructuring charges	61	—	61	7
Excluding items	$356	$205	$1,442	$1,166

(1)
As required by purchase accounting, the acquired inventories were marked to fair value. These inventories were sold in 2012 resulting in an increase in cost of sales, net of the LIFO impact for these inventories in fourth quarter and twelve months 2012.

(2)
Fourth quarter and twelve months 2012 include asset impairments and restructuring charges of $9 million, $3 million, $5 million, $3 million, and $6 million in the Additives & Functional Products, Adhesives & Plasticizers, Advanced Materials, Fibers and Specialty Fluids & Intermediates segments, respectively, primarily related to discontinuance of a project to modify existing utility assets in order to meet requirements of recently enacted environmental regulations controlling air emissions from boilers.

(3)
Fourth quarter and twelve months 2012 include asset impairments and restructuring charges of $8 million, $24 million, and $3 million in the Additives & Functional Products, Advanced Materials, and Specialty Fluids & Intermediates segments, respectively, for the fourth quarter termination of an operating agreement at the acquired Solutia manufacturing facility in Sao Jose Dos Campos, Brazil and related manufacturing facility closure costs.

(4)	Twelve months 2011 included restructuring charges of $7 million primarily for severance associated with the acquisition and integration of Sterling Chemicals.

Table 3A - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations (Continued)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2012	2011	2012	2011

Other (1)
Operating loss
Growth initiatives and businesses not allocated to segments (1)	$(48)	$(20)	$(132)	$(49)
Pension and OPEB costs not allocated to operating segments	(276)	(166)	(294)	(173)
Transaction, integration, and restructuring costs related to the acquisition of Solutia	(11)	—	(76)	—
Operating loss before exclusions	(335)	(186)	(502)	(222)
Transaction and integration costs related to the acquisition of Solutia	7	—	44	—
Mark-to-market pension and other postretirement benefits losses (gains), net (2)	276	159	276	144
Asset impairments and restructuring charges (gains), net (3)	22	—	59	(15)
Operating loss excluding items	(30)	(27)	(123)	(93)
Total Eastman Chemical Company
Total operating (loss) earnings	(44)	19	800	937
Additional costs of acquired Solutia inventories	4	—	79	—
Transaction and integration costs related to the acquisition of Solutia	7	—	44	—
Mark-to-market pension and other postretirement benefits losses (gains), net	276	159	276	144
Asset impairments and restructuring charges (gains), net	83	—	120	(8)
Total operating earnings excluding items	$326	$178	$1,319	$1,073

(1)
Research and development, pension and OPEB, and other expenses not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating earnings (loss). Businesses not allocated to segments include the Perennial WoodTM and Photovoltaics businesses.

(2)
Fourth quarter and twelve months 2012 and 2011 included MTM losses and gains, net, for pension and OPEB plans actuarial adjustments. Twelve months 2011 included MTM gain of $15 million in due to the interim remeasurement of the OPEB plan obligation, triggered by the exit of employees associated with the sale of the PET business.

(3)
Fourth quarter and twelve months 2012 included restructuring charges of $4 million and $32 million, respectively, primarily for severance related to the acquisition and integration of Solutia. Fourth quarter and twelve months 2012 also included restructuring charges of $17 million for inventory costs in excess of recoverable value of certain discontinued Perennial WoodTM product lines and to accrue for losses on take-or-pay contracts with third parties, and asset impairments and restructuring charges of $1 million and $4 million, respectively, for termination of the research and development activities of a site acquired in 2011. Twelve months 2012 also included a charge of $6 million for the impairment of land retained from the terminated Beaumont, Texas industrial gasification project. Twelve months 2011 reflected $15 million gain from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project.

Table 3B - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations (Eastman and Solutia Pro Forma Combined)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Operating Earnings by Segment and Item
Additives & Functional Products
Operating earnings	$70	$68	$357	$382
Additional costs of acquired Solutia inventories(1)	2	—	21	—
Asset impairments and restructuring charges(2)(3)	17	—	17	—
Other operating (income) (4)	—	—	—	(17)
Excluding items	89	68	395	365
Adhesives & Plasticizers
Operating earnings	49	49	260	250
Asset impairments and restructuring charges(2)	3	—	3	—
Excluding item	52	49	263	250
Advanced Materials
Operating earnings	(2)	37	135	251
Additional costs of acquired Solutia inventories(1)	2	—	41	—
Asset impairments and restructuring charges (2)(3)(5)	29	—	34	—
Excluding items	29	37	210	251
Fibers
Operating earnings	90	84	385	365
Asset impairments and restructuring charges(2)	3	—	3	—
Excluding item	93	84	388	365
Specialty Fluids & Intermediates
Operating earnings	84	47	333	271
Additional costs of acquired Solutia inventories(1)	—	—	17	—
Asset impairments and restructuring charges(2)(3)(6)	9	—	9	7
Excluding items	93	47	359	278
Total Operating Earnings by Segment
Operating earnings	291	285	1,470	1,519
Additional costs of acquired Solutia inventories	4	—	79	—
Asset impairments and restructuring charges	61	—	66	7
Other operating (income)	—	—	—	(17)
Excluding items	$356	$285	$1,615	$1,509

(1)
As required by purchase accounting, the acquired inventories were marked to fair value. These inventories were sold in 2012 resulting in an increase in cost of sales, net of the LIFO impact for these inventories in fourth quarter and twelve months 2012.

(2)
Fourth quarter and twelve months 2012 include asset impairments and restructuring charges of $9 million, $3 million, $5 million, $3 million, and $6 million in the Additives & Functional Products, Adhesives & Plasticizers, Advanced Materials, Fibers and Specialty Fluids & Intermediates segments, respectively, primarily related to discontinuance of a project to modify existing utility assets in order to meet requirements of recently enacted environmental regulations controlling air emissions from boilers.

(3)
Fourth quarter and twelve months 2012 include asset impairments and restructuring charges of $8 million, $24 million, and $3 million in the Additives & Functional Products, Advanced Materials, and Specialty Fluids & Intermediates segments, respectively, for the fourth quarter termination of an operating agreement at the acquired Solutia manufacturing facility in Sao Jose Dos Campos, Brazil and related manufacturing facility closure costs.

(4)	Twelve months 2011 included gains on certain other Solutia rubber chemicals divestitures of $17 million.

(5)	Twelve months 2012 included acquisition related expenses of $5 million for Solutia's Southwall Technologies Inc. acquisition.

(6)	Twelve months 2011 included restructuring charges of $7 million primarily for severance associated with the acquisition and integration of Sterling Chemicals.

Table 3B - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations (Eastman and Solutia Pro Forma Combined) (Continued)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Other (1)
Operating loss
Growth initiatives and businesses not allocated to segments (1)	$(48)	$(24)	$(135)	$(27)
Pension and OPEB costs not allocated to operating segments	(276)	(230)	(294)	(238)
Transaction, integration, and restructuring costs related to the acquisition of Solutia	(11)	—	(101)	—
Operating loss before exclusions	(335)	(254)	(530)	(265)
Transaction and integration costs related to the acquisition of Solutia	7	—	69	—
Mark-to-market pension and other postretirement benefits losses (gains), net (2)	276	224	276	209
Asset impairments and restructuring charges (gains), net (3)(4)(5)	22	—	59	4
Other operating (income) (6)	—	—	—	(29)
Operating loss excluding items	(30)	(30)	(126)	(81)
Total Eastman Chemical Company
Total operating earnings (loss)	(44)	31	940	1,254
Additional costs of acquired Solutia inventories	4	—	79	—
Transaction and integration costs related to the acquisition of Solutia	7	—	69	—
Mark-to-market pension and other postretirement benefits losses (gains), net	276	224	276	209
Asset impairments and restructuring charges (gains), net	83	—	125	11
Other operating (income)	—	—	—	(46)
Total operating earnings excluding items	$326	$255	$1,489	$1,428

(1)
Research and development, pension and OPEB, and other expenses not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating earnings (loss). Businesses not allocated to segments include the Perennial WoodTM and Photovoltaics businesses.

(2)
Fourth quarter and twelve months 2012 and 2011 included MTM losses (gains), net, for pension and OPEB plans actuarial adjustments. Twelve months 2011 included MTM gain of $15 million in due to the interim remeasurement of the OPEB plan obligation, triggered by the exit of employees associated with the sale of the PET business.

(3)
Fourth quarter and twelve months 2012 included restructuring charges of $4 million and $32 million, respectively, primarily for severance related to the acquisition and integration of Solutia. Fourth quarter and twelve months 2012 also included restructuring charges of $17 million for inventory costs in excess of recoverable value of certain discontinued Perennial WoodTM product lines and to accrue for losses on take-or-pay contracts with third parties, and asset impairments and restructuring charges of $1 million and $4 million, respectively, for termination of the research and development activities of a site acquired in 2011. Twelve months 2012 also included a charge of $6 million for the impairment of land retained from the terminated Beaumont, Texas industrial gasification project. Twelve months 2011 reflected $15 million gain from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project.

(4)	Twelve months 2011 included severance, pension settlement, and other charges of $14 million related to the relocation of Solutia European regional headquarters.

(5)	Twelve months 2011 included severance of $3 million and share-based compensation costs of Solutia executive officer separation agreement of $2 million.

(6)	Twelve months 2011 included gain from the sale of Solutia's remaining ownership interest in Ascend Performance Materials Holdings Inc.

Table 4 – Operating Earnings (Loss), Earnings (Loss), and Earnings (Loss) Per Share from Continuing Operations Non-GAAP Reconciliations

	Fourth Quarter 2012
	Operating Earnings (Loss)	Earnings (Loss) from Continuing Operations Before Tax	Earnings (Loss) from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, unaudited)			After Tax	Per Diluted Share
As reported	$(44)	$(86)	$(54)	$(0.35)
Certain Items:
Additional costs of acquired Solutia inventories	4	4	3	0.02
Solutia transaction and integration costs	7	7	4	0.03
Mark-to-market pension and other postretirement benefit losses (gains), net (1)	276	276	178	1.14
Asset impairments and restructuring charges (gains), net(2)	83	83	56	0.35
Excluding items (3)	$326	$284	$187	$1.19

	Fourth Quarter 2011
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, unaudited)			After Tax	Per Diluted Share
As reported	$19	$5	$12	$0.09
Certain Item:
Mark-to-market pension and other postretirement benefit losses (gains), net (1)	159	159	98	0.69
Excluding item	$178	$164	$110	$0.78

(1)	MTM losses and gains for pension and OPEB plans actuarial adjustments.

(2)
Restructuring charges of $4 million primarily for severance related to the acquisition and integration of Solutia and $79 million of other asset impairments and restructuring charges, primarily for the fourth quarter termination of an operating agreement at the acquired Solutia manufacturing facility in Sao Jose Dos Campos, Brazil and related manufacturing facility closure costs; discontinuance of a project to modify existing utility assets in order to meet requirements of recently enacted environmental regulations controlling air emissions from boilers; restructuring charges for inventory costs in excess of recoverable value of certain discontinued Perennial WoodTM product lines and to accrue for losses on take-or-pay contracts with third parties; and termination of the research and development activities of a site acquired in 2011.

(3)	Earnings per share calculated using diluted shares of 157.1 million.

Table 4 – Operating Earnings (Loss), Earnings (Loss), and Earnings (Loss) Per Share from Continuing Operations Non-GAAP Reconciliations (Continued)

	Twelve Months 2012
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, unaudited)			After Tax	Per Diluted Share
As reported	$800	$649	$436	$2.92
Certain Items:
Additional costs of acquired Solutia inventories	79	79	56	0.37
Solutia transaction, integration, and financing costs (1)	44	76	52	0.35
Mark-to-market pension and other postretirement benefit losses (gains), net (2)	276	276	178	1.20
Asset impairments and restructuring charges (gains), net (3)	120	120	80	0.54
Excluding items	$1,319	$1,200	$802	$5.38

	Twelve Months 2011
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, unaudited)			After Tax	Per Diluted Share
As reported	$937	$881	$606	$4.24
Certain Items:
Mark-to-market pension and other postretirement benefit losses (gains), net (2)	144	144	88	0.60
Asset impairments and restructuring charges (gains), net (4)	(8)	(8)	(5)	(0.03)
Excluding items	$1,073	$1,017	$689	$4.81

(1)
Transaction and integration costs of $44 million in selling, general and administrative expenses, financing costs of $9 million in net interest expense, and $23 million in other charges (income), net, related to the acquisition of Solutia.

(2)	MTM losses and gains for pension and OPEB plans actuarial adjustments.

(3)
Restructuring charges of $32 million primarily for severance related to the acquisition and integration of Solutia and $88 million of other asset impairments and restructuring charges, primarily for the fourth quarter termination of an operating agreement at the acquired Solutia manufacturing facility in Sao Jose Dos Campos, Brazil and related manufacturing facility closure costs; discontinuance of a project to modify existing utility assets in order to meet requirements of recently enacted environmental regulations controlling air emissions from boilers; impairment of land retained from the Beaumont, Texas gasification project; restructuring charges for inventory costs in excess of recoverable value of certain discontinued Perennial WoodTM product lines and to accrue for losses on take-or-pay contracts with third parties; and termination of the research and development activities of a site acquired in 2011.

(4)
Gain of $15 million from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project and restructuring charges of $7 million primarily for severance associated with the acquisition and integration of Sterling Chemicals.

Table 5 – Statements of Cash Flows

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Cash flows from operating activities
Net earnings (loss) including noncontrolling interest	$(52)	$12	$444	$647
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	108	69	360	273
Asset impairment charges	37	—	46	—
Gain on sale of assets	—	—	—	(70)
Provision for deferred income taxes	(15)	(27)	48	(22)
Pension and other postretirement contributions (in excess of) less than expenses	235	104	150	(15)
Variable compensation (in excess of) less than expenses	31	29	26	15
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	111	74	48	(73)
(Increase) decrease in inventories	8	69	38	(156)
Increase (decrease) in trade payables	(3)	(85)	10	(51)
Other items, net	(20)	107	(42)	77
Net cash provided by operating activities	440	352	1,128	625
Cash flows from investing activities
Additions to properties and equipment	(168)	(124)	(465)	(457)
Proceeds from redemption of short-term time deposits	—	—	200	—
Proceeds from sale of assets and investments	—	—	7	651
Acquisitions and investments in joint ventures, net of cash acquired	(1)	(2)	(2,669)	(156)
Additions to short-term time deposits	—	—	—	(200)
Additions to capitalized software	(1)	(2)	(5)	(9)
Other items, net	3	2	(30)	29
Net cash used in investing activities	(167)	(126)	(2,962)	(142)
Cash flows from financing activities
Net increase (decrease) in commercial paper, credit facility and other borrowings	—	—	(1)	1
Proceeds from borrowings	—	(36)	3,511	(36)
Repayment of borrowings	(200)	—	(1,866)	(2)
Dividends paid to stockholders	(85)	(36)	(192)	(136)
Treasury stock purchases	—	(24)	—	(316)
Dividends paid to noncontrolling interests	—	—	(4)	(3)
Proceeds from stock option exercises and other items, net	24	(1)	56	69
Net cash provided by (used in) financing activities	(261)	(97)	1,504	(423)
Effect of exchange rate changes on cash and cash equivalents	—	—	2	1
Net change in cash and cash equivalents	12	129	(328)	61
Cash and cash equivalents at beginning of period	237	448	577	516
Cash and cash equivalents at end of period	$249	$577	$249	$577

Table 5A – Total Cash and Cash Equivalents and Short-Term Time Deposits

(Dollars in millions, unaudited)	December 31, 2012	December 31, 2011
Cash and cash equivalents at end of period	$249	$577
Short-term time deposits	—	200
Total cash and cash equivalents and short-term time deposits	$249	$777

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliation

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Net cash provided by operating activities	$440	$352	$1,128	$625
Impact of tax payment on the sale of the PET business(1)	—	27	—	110
Net cash provided by operating activities excluding items	440	379	1,128	735
Additions to properties and equipment	(168)	(124)	(465)	(457)
Dividends paid to stockholders	(85)	(36)	(192)	(136)
Free Cash Flow	$187	$219	$471	$142

(1)	Twelve months 2011 cash from operating activities included the use of $110 million for tax payments for the tax gain on the sale of the PET business completed in first quarter 2011.

Table 6 – Selected Balance Sheet Items

	December 31,	December 31,
(Dollars in millions)	2012	2011

Cash	$249	$577
Short-term Borrowings	4	153
Long-term Borrowings	4,779	1,445
Total Eastman Stockholders' Equity	2,944	1,870